EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams, Media Relations                                    Hil Davis, Investor Relations
                       (972) 770-4967                                                                        (972) 770-7228

BRINKER INTERNATIONAL ANNOUNCES THIRD QUARTER DILUTED EARNINGS PER SHARE OF $0.55 EXCLUDING CHARGES;
REPORTED EARNINGS PER SHARE OF $0.01

DALLAS (April. 20, 2004) - Brinker International, Inc. (NYSE - EAT), reported net income of $738,000 or $0.01 diluted earnings per share, including charges, for the company's third quarter ended March 24, 2004.  Excluding the charges, net income was $53.7 million or $0.55 diluted earnings per share compared to $0.47 diluted earnings per share reported in the same quarter of fiscal 2003, a 17 percent increase in diluted earnings per share.

Third quarter earnings include: (1) a $23.5 million after-tax charge, or $0.24 diluted earnings per share, associated with long-lived asset impairments; (2) a $27.0 million charge not deductible for tax purposes, or $0.27 diluted earnings per share, associated with a Big Bowl goodwill impairment; (3) a $4.0 million after-tax charge, or $0.04 diluted earnings per share, associated with the finalization of the outstanding Cozymel's notes receivable; and (4) a reduction of the effective income tax rate from 32.3 percent to 30.4 percent as a result of the charges.

Exclusive of certain charges and the tax rate change, net income and diluted earnings per share for third quarter fiscal 2004 would have been as follows (net of taxes, except for the Big Bowl goodwill impairment charge):

	Third Quarter FY '04 (in millions, except per share amounts)
	Net Income	Diluted EPS
As reported	$ 0.7	$ 0.01
Long-lived asset impairments	23.5	0.24
Big Bowl goodwill impairment charge	27.0	0.27
Cozymel's charge	4.0	0.04
Impact of change in effective tax rate	(1.5)	(0.01)
Adjusted	$ 53.7	$ 0.55

During the quarter, Brinker recorded a $23.5 million after-tax charge for long-lived asset impairments.  Brinker will close 30 of the company's 1,475 restaurants, including six Chili's, five Macaroni Grill, six On The Border, six Corner Bakery Cafe and seven Big Bowl restaurants.  The decision to close the restaurants was the result of a comprehensive analysis performed during the third quarter that examined restaurants not meeting minimum return on investment thresholds and certain other operating performance criteria.

"The restaurant closures will benefit ongoing earnings and cash flow," said Doug Brooks, President and Chief Executive Officer of Brinker International.  "The decision to close these underperforming restaurants is based on our commitment to disciplined capital allocation and is the best utilization of our human capital and physical assets."

During the fourth quarter of fiscal 2004, the company expects to record an additional after-tax charge of approximately $5.0 - $6.0 million primarily related to existing lease obligations associated with several of the closing restaurants. These lease charges will be recorded primarily during the fourth quarter, in accordance with Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities", which requires lease obligations to be recorded during the fiscal quarter in which a restaurant ceases operations.   The charges may also have a slight ongoing effect beyond the fourth quarter.

As a result of the seven Big Bowl closings and a review of Big Bowl's future development plans, Brinker also recorded a $27.0 million charge not deductible for tax purposes associated with the Big Bowl goodwill impairment.

"We feel strongly that the pan-Asian category remains a growing segment in casual dining and that Big Bowl fills that niche well for our portfolio," said Starlette Johnson, Chief Strategic Officer and head of Brinker's Emerging Brands division. "The knowledge we've gained through our research and consumer feedback will enable us to return the brand to its original growth plan of targeting high-density, high-quality locations where Big Bowl has experienced success."

In April 2004, the company finalized the settlement of all outstanding notes receivable related to the sale of Cozymel's.  As a result, the company received an all cash settlement and recorded an after-tax charge of $4.0 million.

Brinker reported third quarter revenues for the 13-week period of $931.9 million, an increase of 10.8 percent compared with $840.8 million reported for the same period in fiscal 2003.  These revenue gains were primarily driven by a combination of 7.6 percent capacity gains as measured by average-weighted sales weeks and a 3.2 percent increase in comparable store sales for all Brinker concepts.

Third quarter comparable store sales were negatively impacted by the calendar shift of Christmas Day to the third quarter in fiscal 2004 from the second quarter in fiscal 2003.  This calendar shift decreased third quarter comparable store sales by approximately 1 percent.By brand, including the negative impact from the Christmas Day shift, quarterly comparable store sales increased 3.2 percent at Chili's, 1.3 percent at Macaroni Grill, 3.7 percent at Maggiano's and 6.6 percent at On The Border.

For the four-week period ending March 24, 2004, comparable store sales increased 4.5 percent. March comparable store sales for the company and the four reported brands were as follows:

                                    March FY '04              March FY '03
               Brinker                                          4.5%                        1.0%
               Chili's                                            4.7%                        1.8%
               Macaroni Grill                              0.5%                       -0.1%
               Maggiano's                                   5.2%                       -0.1%
               On The Border                           11.0%                        0.0%

               March price increases and product mix-shifts for Brinker and the four reported brands were as follows:

                                                         Price Increase               Product Mix-Shift

Brinker                        2.1%                                 -0.6%

Chili's                          2.2%                                 -0.9%

Macaroni Grill             1.9%                                  0.1%

Maggiano's                  2.4%                                  1.4%

On The Border            1.4%                                 -1.5%

Brinker's initial estimate for fourth quarter fiscal 2004 earnings per share is $0.71 to $0.73, which includes the benefit of the extra week.  The company anticipates that the extra week will add to earnings per share by $0.05 to $0.07.  The fourth quarter earnings per share estimate also includes a benefit to earnings per share of $0.01 related to a reduction in the effective income tax rate.  Fourth quarter estimates, on a comparable basis, are based on expectations of capacity growth of approximately 6 to 7 percent as measured by average-weighted sales weeks and comparable store sales growth in the 2 to 4 percent range.

Due to the expected fourth quarter after-tax lease obligation charge of approximately $5.0 to $6.0 million, or $0.05 to $0.06 diluted earnings per share, Brinker's initial estimate for GAAP fourth quarter fiscal 2004 earnings per share is $0.66 to $0.67, which also includes the benefit of the extra week and effective income tax rate change.

Brinker's strong balance sheet and cash flow has led the company's Board of Directors to increase the share repurchase authorization by $500 million.  This action will allow the company to minimize the long-term potential impact of the outstanding convertible debt, execute its current share repurchase program, and maintain its investment grade standing.  The company continues to be active in its share repurchase program, acquiring approximately 432,300 shares during the third quarter.  At the end of the quarter, approximately $12.7 million was available under the company's previous share repurchase authorizations.

Investors and interested parties are invited to listen to today's conference call as management will provide further details of the quarter and an outlook for future periods.  The call will be broadcast live on the Brinker Web site (www.brinker.com) at 9 a.m. CDT today (April 20).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day April 23, 2004.

At the end of the third quarter of fiscal 2004, Brinker International either owned, operated, franchised, or was involved in the ownership of 1,475 restaurants under the names Chili's Grill & Bar (962 units), Romano's Macaroni Grill (217 units), Maggiano's Little Italy (28 units), On The Border Mexican Grill & Cantina (134 units), Corner Bakery Cafe (89 units), Big Bowl Asian Kitchen (21 units), and Rockfish Seafood Grill (24 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, governmental regulations and inflation.

# # #

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

Thirteen Week Periods Ended Thirty-Nine Week Periods Ended
	March 24,	March 26,	March 24,	March 26,
	2004	2003	2004	2003

Revenues	$ 931,922	$ 840,776	$ 2,689,310	$ 2,409,178

Operating Costs and Expenses:
Cost of sales	255,759	231,054	740,878	659,151
Restaurant expenses	508,724	461,360	1,487,146	1,322,855
Depreciation and amortization	44,842	40,380	130,617	116,238
General and administrative	39,417	34,810	109,339	99,131
Restructure charge and other impairments	(a) 66,501	-	66,501	(b) 9,454
Total operating costs and expenses	915,243	767,604	2,534,481	2,206,829

Operating income	16,679	73,172	154,829	202,349

Interest expense	2,722	3,730	8,973	10,151
Other, net	1,103	237	1,973	(593)

Income before provision for income taxes	12,854	69,205	143,883	192,791
Provision for income taxes	12,116	23,045	54,439	64,402

Net income	$ 738	$ 46,160	$ 89,444	$ 128,389

Basic net income per share	$ 0.01	$ 0.48	$ 0.93	$ 1.32

Diluted net income per share	$ 0.01	$ 0.47	$ 0.91	$ 1.30

Basic weighted average
shares outstanding	95,973	97,025	96,510	96,996

Diluted weighted average
shares outstanding	98,007	98,901	98,351	98,988

(a)     Includes a $33.8 million charge associated with long-lived asset impairments, a $5.7 million charge related to the sale of Cozymel's and a $27.0 million Big Bowl goodwill impairment charge.
(b)     Includes a $9.5 million charge associated with store closings and impairment charges.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF ACCOUNT
(In thousands)

	March 24,	June 25,
ASSETS	2004	2003
Total current assets	$ 250,451	$ 166,467
Net property and equipment	1,528,816	1,499,572
Total other assets	252,996	277,251
Total assets	$ 2,032,263	$ 1,943,290

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$ 371,437	$ 310,211
Long-term debt, less current installments	355,587	353,785
Other liabilities	142,169	139,044
Total shareholders' equity	1,163,070	1,140,250
Total liabilities and shareholders' equity	$ 2,032,263	$ 1,943,290

   FOR ADDITIONAL INFORMATION, CONTACT:
HIL DAVIS
INVESTOR RELATIONS
(972) 770-7228
6820 LBJ FREEWAY
DALLAS, TEXAS 75240

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units	Third Quarter Fiscal 2004	Total Units	Projected Openings
	Dec. 24, 2003	Net Activity	March 24, 2004	Fiscal 2004

Company-Owned Units:
Chili's	726	16	742	70
Macaroni Grill	204	5	209	18
Maggiano's	28	-	28	3
On The Border	114	2	116	3
Corner Bakery	87	(1)	86	5
Big Bowl	20	1	21	3
	1,179	23	1,202	102

JV/Franchise Units:
Chili's	218	2	220	17
Macaroni Grill	9	(1)	8	2
On The Border	18	-	18	-
Corner Bakery	3	-	3	-
Rockfish	23	1	24	5
	271	2	273	24

Total Units:
Chili's	944	18	962	87
Macaroni Grill	213	4	217	20
Maggiano's	28	-	28	3
On The Border	132	2	134	3
Corner Bakery	90	(1)	89	5
Big Bowl	20	1	21	3
Rockfish	23	1	24	5
	1,450	25	1,475	126